Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 11, 2012 (this “Voting Agreement”), is entered into by and among Jefferies Group, Inc., a Delaware corporation (“Jefferies”), Leucadia National Corporation, a New York corporation (“Leucadia”), and BEI Jeffvest, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Leucadia (the “Stockholder”).

RECITALS

WHEREAS, Jefferies, Jasper Merger Sub, Inc., a Delaware corporation (“Merger Sub One”), and JSP Holdings, Inc., a Delaware corporation (“New Jefferies”), are, concurrently with the execution and delivery of this Support Agreement, entering into an Agreement and Plan of Merger (the “First Merger Agreement”), pursuant to which Merger Sub One has agreed to merge with and into Jefferies (the “First Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, Jefferies, Merger Sub One, New Jefferies, Leucadia and Limestone Merger Sub, LLC, a Delaware limited liability company (“Merger Sub Two”), are, concurrently with the execution and delivery of this Voting Agreement, entering into an Agreement and Plan of Merger (the “Second Merger Agreement”), pursuant to which New Jefferies has agreed to merge with and into Merger Sub Two (the “Second Merger”) on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of 58,006,024 Common Shares (the “Existing Shares” and, together with any Common Shares and options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired, whether of record or beneficially, by the Stockholder after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Jefferies to enter into the First Merger Agreement and the Second Merger Agreement, Leucadia and the Stockholder have agreed to enter into this Voting Agreement;

WHEREAS, Jefferies will concurrently with the execution of this Voting Agreement enter into that certain Voting Agreement, dated as of the date hereof, by and among Jefferies and Mr. Brian P. Friedman and that certain Voting Agreement, dated as of the date hereof, by and among Jefferies and Mr. Richard B. Handler (such voting agreements, together, the “Other Voting Agreements”), pursuant to which Leucadia will have rights thereunder as a third party beneficiary; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Second Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Jefferies, the Stockholder and Leucadia hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably agrees, and Leucadia shall cause the Stockholder, from and after the date hereof and until the date on which this Voting Agreement is terminated pursuant to Section 5.1 hereof, at any meeting of the stockholders of Jefferies (the “Jefferies Stockholders”), however called, at any adjournment thereof, and in connection with any written consent of the Jefferies Stockholders, to cause all of the Shares to be voted in favor of (a) the First Merger, (b) the Jefferies Stockholder Approval Matters, (c) each of the other actions contemplated by the First Merger Agreement and (d) any action in furtherance of the transactions contemplated by the First Merger Agreement and the Second Merger Agreement.

(b) This Voting Agreement is entered into by each Stockholder in its capacity as owner of the Shares and nothing in this Voting Agreement shall limit or restrict the Stockholder, or any Affiliate or designee of the Stockholder, who serves as a member of the Board of Directors of Jefferies or Leucadia in acting in his or her capacity as director of Jefferies or Leucadia and exercising his or her fiduciary duties and responsibilities.

1.2 No Inconsistent Agreements. Each of Leucadia and the Stockholder hereby represents, warrants, covenants and agrees that, except for this Voting Agreement, it (a) has not entered into, and shall not enter into at any time while this Voting Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of such Person contained herein untrue or incorrect in any material respect or have the effect of preventing such Person from performing any of its obligations under this Voting Agreement.

1.3 Proxy

(a) The Stockholder hereby grants, and Leucadia shall cause the Stockholder to grant, to Jefferies (and any designee of Jefferies) a proxy (and appoints Jefferies or any such designee of Jefferies as its attorney in fact) to vote the Shares in the manner indicated in Section 1.1 (which proxy and appointment shall be limited solely to the matters set forth in Section 1.1). This proxy and appointment (i) is irrevocable, (ii) is coupled with an interest and (iii) constitutes, among other things, an inducement for Jefferies to enter into the First Merger Agreement and the Second Merger Agreement. This proxy and appointment shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Voting Agreement. This proxy and appointment will survive the dissolution, bankruptcy or other incapacity of the Stockholder. Each of Leucadia and the Stockholder shall, at Jefferies’ expense, take such further action or execute such other instruments as may be reasonably requested by Jefferies to carry out and effectuate the intent of this Voting Agreement and this proxy and appointment.

(b) The Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to the voting of the Shares inconsistent with the terms of this Voting Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND LEUCADIA

Each of Leucadia and the Stockholder hereby represents and warrants to Jefferies as follows:

2.1 Organization; Authorization; Validity of Agreement. Leucadia is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York and the Stockholder is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the right and all requisite corporate or limited liability company power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Leucadia and the Stockholder has full power and authority to execute and deliver this Voting Agreement on behalf of Leucadia and the Stockholder to thereby bind Leucadia and the Stockholder. This Voting Agreement has been duly and validly executed and delivered by it and the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Jefferies, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership. On the date hereof, Leucadia and the Stockholder hold of record and own beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Jefferies owned of record or beneficially by such Person and, other than the Existing Shares, such Person does not directly or indirectly hold or exercise control over any options, warrants or other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies or any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies. The Existing Shares and any additional Common Shares, options, warrants and other rights or Awards to purchase Common Shares or other voting capital stock or securities of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired by Leucadia and the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially or of record by Leucadia and the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Voting Agreement. The Stockholder has and (except as otherwise expressly provided by this Voting Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Voting Agreement. All of the Shares are, as of the date hereof, held directly by the Stockholder and not directly by Leucadia.

2.3 Noncontravention. No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the consummation by Leucadia and the Stockholder of the transactions contemplated by this Voting Agreement other than (i) any filings required under applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of Leucadia and/or the Stockholder of its obligations under this Voting Agreement. The execution and delivery by the Stockholder and Leucadia of this Voting Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Voting Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which such Person is a party or is subject, (b) conflict with or result in any violation of any provision of the organizational documents of such Person or (c) conflict with or violate any Laws applicable to such Person, other than with respect to clauses (a) and (c), violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of Leucadia and/or the Stockholder of its obligations under this Voting Agreement.

2.4 Reliance. Leucadia and Stockholder understand and acknowledge that Jefferies is entering into the First Merger Agreement and Second Merger Agreement in reliance upon such Person execution and delivery of this Voting Agreement.

2.5 Accuracy of Representations and Warranties. The representations and warranties of Leucadia and the Stockholder contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JEFFERIES

Jefferies hereby represents and warrants to Leucadia and the Stockholder as follows:

3.1 Organization; Authorization; Validity of Agreement. Jefferies is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Jefferies has the right and all requisite corporate power and authority to execute and deliver this Voting Agreement and to perform its obligations under this Voting Agreement. The person executing this Voting Agreement on behalf of Jefferies has full power and authority to execute and deliver this Voting Agreement on behalf of Jefferies and to thereby bind Jefferies.

This Voting Agreement has been duly and validly executed and delivered by Jefferies and, assuming due and valid authorization, execution and delivery hereof by Leucadia and the Stockholder, constitutes the legal, valid and binding obligation of Jefferies enforceable against Jefferies in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Jefferies contained in this Voting Agreement are accurate and complete in all material respects as of the date of this Voting Agreement, and will be accurate in all material respects at all times through and including the Support Termination Date (as defined below).

ARTICLE IV

OTHER COVENANTS

4.1 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Common Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Voting Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) Leucadia and the Stockholder shall, while this Voting Agreement is in effect, notify Jefferies promptly in writing of the number of any additional Common Shares, any additional options, warrants or rights or other Awards to purchase Common Shares or other voting capital stock of Jefferies and any other securities convertible into or exercisable or exchangeable for Common Shares or other voting capital stock or securities of Jefferies acquired (beneficially or of record) by such Person, if any, after the date hereof.

4.2 Transfers. Neither Leucadia nor the Stockholder shall, while this Voting Agreement is in effect and except as expressly contemplated hereby, directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Shares, (b) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a “Transfer”) or (c) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares or any interest therein. Neither Leucadia nor the Stockholder shall seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Jefferies, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3 Adverse Actions. Neither Leucadia nor the Stockholder shall, while this Agreement is in effect, (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Person contained in this Agreement inaccurate in any material respect as of any time during the term of this Voting Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Merger Agreement.

4.4 Dissenter and Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the First Merger, the Second Merger or any related transaction that the Stockholder may have by virtue of, or with respect to, the Shares.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Voting Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Second Merger becomes effective, (b) the date on which the Second Merger Agreement is validly terminated and (c) the date on which the parties agree in writing to terminate this Voting Agreement. The date per the preceding sentence is hereinafter referred to as the “Support Termination Date”.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Voting Agreement.

5.3 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Jefferies any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Jefferies shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Voting Agreement will survive the termination of this Voting Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Jefferies shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Support Termination Date of the representations, warranties, covenants and agreements made by Leucadia and the Stockholder, which breach (and all of the available remedies with respect thereto) shall expressly survive the Support Termination Date.

5.5 Expenses. All costs and expenses incurred in connection with this Voting Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that in any Action to enforce this Voting Agreement or the rights of Jefferies hereunder, the prevailing party in such Action shall be entitled to receive its reasonably attorney’s fees and all other reasonable costs and expenses incurred in such Action.

5.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)	To Leucadia and the Stockholder

315 Park Avenue South
New York, NY 10010
Facsimile:	(212) 598-3242
Attention:	President

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8000
Attention:	Andrea Bernstein
Matthew J. Gilroy

and

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Facsimile:	(212) 969-2900
Attention:	Martin J. Bienenstock
Lorenzo Borgogni

(b)	To Jefferies:

520 Madison Avenue
New York, NY 10022
Facsimile:	(646) 786-5900
Attention:	General Counsel

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Attention:	R. Alec Dawson
Robert G. Robison
Sheryl L. Orr

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	(212) 403-2314
Attention:	Edward D. Herlihy
David E. Shapiro

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.7 Construction. The parties have participated jointly in the negotiation and drafting of this Voting Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Voting Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Voting Agreement.

5.8 Succession and Assignment. This Voting Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any transferee of the Shares). No party hereto may assign either this Voting Agreement or any of its rights, interests or obligations hereunder. Any purported assignment not permitted under this Section 5.9 shall be null and void.

5.9 Entire Agreement. This Voting Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among any of the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

5.10 Governing Law. This Voting Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.11 Enforcement. Each of Leucadia and the Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Voting Agreement required to be performed were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, such Person agrees that, in the event of any breach or threatened breach by such Person of any covenant or obligation contained in this Voting Agreement, Jefferies shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Jefferies may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of Leucadia and the Stockholder further agrees that neither Jefferies nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11 and such Person irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that Jefferies exercises or waives any power, right, privilege or remedy under any of this Voting Agreement or the Other Voting Agreements, Jefferies shall exercise or waive the same power, right, privilege or remedy under each of this Voting Agreement or the Other Voting Agreements, in each case to the extent such same exercise is available under each such agreement.

5.12 Exclusive Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Voting Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

5.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.

5.14 Waiver of Rights. No failure on the part of Jefferies to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Jefferies in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Jefferies shall not be deemed to have waived any claim available to Jefferies arising out of this Voting Agreement, or any power, right, privilege or remedy of Jefferies under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Jefferies; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement and without rendering invalid or unenforceable any terms in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, it is the parties’ intent that such provision will be interpreted to be only so broad as is enforceable.

5.16 No Third-Party Beneficiaries. This Voting Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

5.17 Amendments. This Voting Agreement may not be amended except by an instrument in writing signed on behalf of Jefferies and each of the Stockholders.

5.18 Counterparts. This Voting Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Richard B. Handler
	Name:	Richard B. Handler
	Title:	Chief Executive Officer

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph Orlando
	Name:	Joseph Orlando
	Title:	Vice President

Signature Page to Voting Agreement

IN WITNESS WHEREOF, the undersigned has caused this Voting Agreement to be duly executed by its authorized officer as of the date first above written.

BEI JEFFVEST, LLC

By:	/s/ Joseph Orlando
	Name:	Joseph Orlando
	Title:	Vice President

Signature Page to Voting Agreement